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                                                                  EXHIBIT 10.21



                                 FUJIMI OPTICS

                          EXCLUSIVE PURCHASE AGREEMENT

Agreement made and entered into this 28th day of October, 1996, by and between Edudata Corporation, a Delaware corporation having its principal place of business at 200 North Westlake Boulevard, Suite 202, Westlake Village, CA 91362 ("Edudata") and Fujimi Optics Corp., a Japanese corporation having its principal place of business at 4-22-6 Higashi-cho, Koganei-shi, Tokyo, Japan, hereinafter referred to as "Fujimi".

                                    RECITALS

WHEREAS, Edudata is engaged in the manufacture and sale of intraoral cameras and desires to appoint Fujimi as its exclusive source for certain camera lens per the terms and conditions set forth herein below; and

WHEREAS, Fujimi is desirous of acting as Edudata's exclusive source for such lens.

NOW, THEREFORE, in consideration of the premises and covenants as contained herein, the parties hereto agree as follows:

1.      APPOINTMENT AND ACCEPTANCE:
Subject to the terms and conditions set forth in this Agreement, Edudata agrees to exclusively purchase lens for its intraoral cameras from Fujimi subject to Fujimi's compliance with all of the terms and conditions set forth in this Agreement.

2.      TERM:
The term of this Agreement shall be three years from the date hereof. Provided that this Agreement is not terminated sooner as per paragraph 5 hereof, the parties may agree to extend the original term of this Agreement for an additional three years.

3.      PRICING:
During the first two years of the term of this Agreement, pricing for Fujimi's lens shall be fixed at $88.80 per set of lens (a "set" includes one filter, one prism and eight lens) with multi-coating (FOB Tokyo) and $18.00 (per tube) for assembly of one set into a tube (FOB Tokyo). For the third year of the term of this Agreement, pricing shall be determined by mutual negotiations. Should the product specifications change, the parties shall mutually agree to new pricing.

4.      ORDERING AND PAYMENT:

a. All orders for lens shall be evidenced by written purchase orders from Edudatas to Fujimi. Fujimi shall provide written acceptance, rejection or changes to such orders within ten business days after receipt. Should Fujimi fail to provide such written notice, such silence shall be deemed to be acceptance of the purchase order.

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b.      Prices may be changed only upon thirty days prior written notice to
Edudata.

c. All purchase orders shall be paid net fifteen days from date of Edudata's receipt thereof.

5.      PRODUCT WARRANTIES:

a. Fujimi warrants that the lens will be free from defects in workmanship and materials and in conformity with all agreed upon specifications. Defective lens will be repaired or replaced by Fujimi without charge. This warranty shall end upon Edudata's installation of the lens into its intraoral cameras. This warranty is void if the lens are mishandled, damaged, improperly stored or damaged by Edudata.

b. Should there be any dispute about which party is responsible for the defect, the problem will be referred to an independent laboratory for testing. The decision of this laboratory will be final and the costs of such testing shall be borne by the non-prevailing party.

6.      TERMINATION AND DEFAULT:

a. Either party shall have the right to terminate this Agreement immediately upon delivery of written notice for cause. "Cause" is the occurrence of any of the following events:

        (1) Upon the dissolution or liquidation of the other party or the cessation of its business;

        (2) In the event the other party becomes insolvent, makes an assignment for the benefit of creditors, or is adjudged a bankrupt;

        (3) If the other party breaches any of the material terms, covenants, conditions or provisions of this Agreement and fails to cure such breach within 30 days after delivery of written notice to the defaulting party.

b. Edudata shall have the right to terminate this Agreement if the quality of the lens is not in compliance with agreed upon specifications and Fujimi fails to remedy the problem, or if the agreed upon delivery times are consistently ten or more days later.

5.      MISCELLANEOUS:

a. Nothing in this Agreement shall be interpreted to constitute either party as the partner, or agent of the other, nor shall either party have any authority bind the other in any respect, it being intended that each shall remain an independent contractor responsible only for its own actions.

b. Any dispute or controversy among any of the parties arising out of or relating to (i) this Agreement or any amendment or (ii) any alleged breach hereof shall be finally and conclusively determined


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and settled by arbitration in the City of Los Angeles in accordance with the
Rules governing Commercial Disputes of the American Arbitration Association ("AAA") and this Agreement. This arbitration clause shall survive termination of this Agreement. There shall be no arbitration of any claim, dispute or other matter after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Any award in arbitration shall be final and binding upon the parties. The parties expressly consent to the jurisdiction of the courts (Federal and State) in Los Angeles City, California for the purposes of entering and enforcing any such judgment or award. The expenses of conducting any arbitration shall be paid by the party against whom the award is entered, or as awarded in the discretion of the Arbitrator except that each party shall pay its own attorney's fees in the arbitration. The fees of the Arbitrator shall be borne by the losing party as determined by the Arbitrator.

c. This Agreement constitutes the sole and entire agreement of the parties hereto, and all prior oral or written understanding exchanges by, between and among the parties shall be deemed to have been superseded by reason of this Agreement. This Agreement or its terms and conditions may not be altered, modified or changes without the written agreement of all parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

                                                      "Edudata"

                                                /s/ ROBERT GUREVITCH
                                                ----------------------
                                                Edudata Corporation
                                                By: Robert Gurevitch
                                                Its: President


                                                      "Fujimi"

                                                /s/ MICHIO ISHIKAWA
                                                -----------------------
                                                Fujimi Optics Corp.
                                                By: Michio Ishikawa
                                                Its: Executive Director


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